Exhibit 12(a)

SIDLEY AUSTIN LLP	BEIJING	NEW YORK
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LOS ANGELES

FOUNDED 1866

August 2, 2010

BlackRock Funds
100 Bellevue Parkway
Wilmington, Delaware 19809

Re:	Reorganization of BlackRock Mid-Cap Value Equity Portfolio and BlackRock Aurora Portfolio

Ladies and Gentlemen:

     You have requested our opinion as to certain U.S. federal income tax consequences of (i) the acquisition by BlackRock Mid-Cap Value Equity Portfolio (“Acquiring Fund”), a series of BlackRock Funds, an open-end registered management investment company that is organized as a Massachusetts business trust (the “Trust”), of substantially all of the assets of BlackRock Aurora Portfolio (“Target Fund”), a separate portfolio of the Trust, solely in exchange for newly-issued Investor A, Investor B, Investor C, Institutional and Class R shares of Acquiring Fund, each with a par value of $0.001 per share (collectively, the “Acquiring Fund Shares”) and the assumption by Acquiring Fund of the Stated Liabilities of Target Fund and (ii) the subsequent termination, dissolution and complete liquidation of the Target Fund (the steps in (i) and (ii), collectively, the “Reorganization”). After the Reorganization, Target Fund will cease to operate, will have no assets remaining, will have final federal and state (if any) tax returns filed on its behalf and will have all of its shares of beneficial interest cancelled under Massachusetts law.

     This opinion letter is furnished pursuant to Section 8.5 of the Agreement and Plan of Reorganization, dated as of February 23, 2010, by and between the Trust, on behalf of Acquiring Fund, and the Trust, on behalf of Target Fund (the “Plan”). All terms used herein, unless otherwise defined, are used as defined in the Plan.

     In rendering our opinion, we have reviewed and relied upon (a) the Plan, (b) the Combined Prospectus/Information Statement, dated April 5, 2010, contained in the Registration Statement on Form N-14 (File No. 333-165294) of BlackRock Funds, as amended and supplemented to date (the “N-14 Registration Statement”) and (c) certain representations

Sidley Austin LLP is a limited liability partnership practicing in affiliation with other Sidley Austin partnerships

Blackrock Funds
August 2, 2010

concerning the Reorganization made by Acquiring Fund and Target Fund in letters dated August 2, 2010 (together, the “Representations”).

     Based upon current law, including cases and administrative interpretations thereof and on the reviewed materials listed above, it is our opinion that:

     1. The transfer of substantially all of the assets of Target Fund solely in exchange for Acquiring Fund Shares and the assumption by Acquiring Fund of the Stated Liabilities of Target Fund followed by the distribution of Acquiring Fund Shares to shareholders of Target Fund in complete dissolution and liquidation of Target Fund, all pursuant to the Plan, will constitute a “reorganization” within the meaning of Section 368(a) of the Code, and Acquiring Fund and Target Fund will each be a “party to a reorganization” within the meaning of Section 368(b) of the Code;

     2. No gain or loss will be recognized by Acquiring Fund upon the receipt of substantially all of the assets of Target Fund solely in exchange for Acquiring Fund Shares and the assumption by Acquiring Fund of the Stated Liabilities of Target Fund except for any gain or loss that may be required to be recognized solely as a result of the close of Target Fund’s taxable year due to the Reorganization;

     3. No gain or loss will be recognized by Target Fund upon the transfer of substantially all of the assets of Target Fund to Acquiring Fund solely in exchange for Acquiring Fund Shares and the assumption by Acquiring Fund of the Stated Liabilities of Target Fund or upon the distribution of Acquiring Fund Shares to shareholders of Target Fund in exchange for such shareholders’ shares of Target Fund in liquidation of Target Fund;

     4. No gain or loss will be recognized by shareholders of Target Fund upon the exchange of their Target Fund shares solely for Acquiring Fund Shares pursuant to the Reorganization;

     5. The aggregate tax basis of Acquiring Fund Shares received by each shareholder of Target Fund pursuant to the Reorganization will be the same as the aggregate tax basis of Target Fund shares exchanged therefor by such shareholder;

     6. The holding period of Acquiring Fund Shares to be received by each shareholder of Target Fund pursuant to the Reorganization will include the period during which Target Fund shares exchanged therefor were held by such shareholder, provided such Target Fund shares are held as capital assets at the time of the Reorganization;

Blackrock Funds
August 2, 2010

     7. The tax basis of the assets acquired by Acquiring Fund will be the same as the tax basis of such assets to Target Fund immediately before the Reorganization except for certain adjustments that may be required to be made solely as a result of the close of Target Fund’s taxable year due to the Reorganization; and

     8. The holding period of the assets in the hands of Acquiring Fund will include the period during which those Assets were held by Target Fund.

     Our opinion represents our best legal judgment with respect to the proper U.S. federal income tax treatment of the Reorganization, based on the facts contained in the Plan, the N-14 Registration Statement and the Representations. Our opinion assumes the accuracy of the facts as described in the Plan, the N-14 Registration Statement and the Representations and could be affected if any of the facts as so described are inaccurate. No opinion is expressed as to the effect of the Reorganization on Target Fund with respect to the recognition of any unrealized gain or loss for any asset that is required to be marked to market for U.S. federal income tax purposes upon termination of Target Fund’s taxable year.

     We are furnishing this opinion letter to the addressee hereof, solely for the benefit of such addressee, its Board of Trustees, and the shareholders of Acquiring Fund and Target Fund in connection with the Reorganization. This opinion letter is not to be used, circulated, quoted or otherwise referred to for any other purpose.

Very truly yours,

Sidley Austin LLP